Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Board of Directors
Axim Biotechnologies, Inc.

As independent registered certified public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Form S-8, of our report, which includes an explanatory paragraph regarding the substantial doubt about the Company's ability to continue as a going concern, dated April 14, 2015 included Axim Biotechnologies, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014, and to all references to our Firm under the caption “Experts” appearing in the Registration Statement.

/s/RBSM LLP

New York, New York
May 29, 2015